EXHIBIT 10.2 FORM OF TERMINATION AGREEMENT FOR EXECUTIVES OF THE COMPANY.


                              TERMINATION AGREEMENT

THIS AGREEMENT is made and entered into this 1st day of November , 2001, by and between NAVARRE CORPORATION, a Minnesota corporation (the "Company"), and _____________________Vice President (the "Executive").

     WHEREAS, the Company is engaged in the business of developing, marketing, distributing and selling products to retailers and wholesalers of the musical and computer software industry and their respective affiliated products; and

     WHEREAS, the Company and Executive mutually desire to enter into a Termination Agreement outlining specific terms and conditions in the case that certain events trigger either the Executive's termination or diminishment in position.

     NOW, THEREFORE, in consideration of the above recitals and the mutual promises herein contained, the parties hereto agree as follows:

1. TERMINATION. This Agreement and the obligation to pay the Executive under paragraph 2 of this Agreement will only be triggered if (i) there is Change in Control (as defined below) and (ii) within one (1) year after such Change in Control any one of the following events occurs:

     (a) Executive's employment with the company is terminated by the Company;
or

     (b) There is any adverse change in Executive's status or position as an executive officer of the Company, including without limitation, any adverse change in Executive's status or position as a result of a material diminution in Executive's duties, responsibilities or authority immediately prior to the Change in Control or the assignment to Executive of any duties or responsibilities which, in Executive's reasonable judgment, are inconsistent with the Executive's status or position; or

     (c) The Company substantially reduces the Executive's base salary that was in effect immediately before the Change in Control or otherwise changes the eligibility requirements or performance criteria for any benefit other than salary, which adversely effects Executive.

2. PAYMENTS DUE. If any of the events described in paragraph 1 above is triggered, the Company shall pay Executive a cash bonus ("Severance Payment") in an amount equal to the Executive's Average Compensation (as that term is defined below) for twelve (12) months, provided, however, that in no event shall the amount due and payable hereunder constitute a "Parachute Payment" within the meaning of the Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. In the event that any portion of the Severance Payment would be deemed a Parachute Payment, the amount of the Severance Payment shall be reduced only to the extent necessary to eliminate any such treatment or characterization.

3. DEFINITIONS. For purposes of this Agreement the following definitions apply:

     (a) "Average Annual Compensation" shall mean the average of all taxable compensation and fringe benefits paid to or on behalf of the Executive by Company, based on the two (2) most recent calendar years.

     (b) "Change in Control" shall mean:

         (i)  the sale of all or substantially all of the assets of the Company,

         (ii) the acquisition by any means of more than fifty percent (50%) of the issued and outstanding voting stock of the Company by any entity, person or group of persons acting in concert; provided, however, this subparagraph (ii) does not apply to any offering by the Company to the public that has been approved by the Company's Board of Directors,

         (iii)the merger of the Company with, or the consolidation of the Company into, another corporation or entity,

         (iv) the commencement by an entity, person or group (other than the Company or a subsidiary of the Company) of a tender offer or an exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Company; or

         (v) the election to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company the lesser of (i) three directors or (ii) directors constituting a majority of the number of directors of the Company then in office.

4. MODIFICATIONS - WAIVER. No termination or modification of any provision of this Termination Agreement or waiver of any right provided in it shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

5. ENTIRE AGREEMENT. This Termination Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, with respect to the subject matter contained in this Agreement.

6. CONTROLLING LAW. All questions concerning the validity and operation of this Termination Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first set forth above.


                                    NAVARRE CORPORATION, a Minnesota corporation



                                    By:
                                        -----------------------------------
                                        Its:
                                             ------------------------------



                                    ---------------------------------------
                                    Vice President


                                       2